Exhibit 10.6
The Middlefield Banking Company
Amended Director Retirement Agreement
     This Amended Director Retirement Agreement (this “Agreement”) is entered into as of                     , 200                     by and between The Middlefield Banking Company, an Ohio-chartered bank (the “Bank”), and Richard T. Coyne, a director of the Bank (the “Director”).
     Whereas, to encourage the Director to remain a member of the Bank’s board of directors, the Bank entered into a Director Retirement Agreement dated as of December 1, 2001 with the Director,
     Whereas, the Bank and the Director desire to amend the December 1, 2001 Director Retirement Agreement to ensure that the agreement complies in form and in operation with Internal Revenue Code section 409A,
     Whereas, the Bank and the Director intend that this Agreement shall amend and restate in its entirety the December 1, 2001 Director Retirement Agreement,
     Whereas, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned, and
     Whereas, the parties hereto intend that this Agreement shall be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Director, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Director is fully advised of the Bank’s financial status.
     Now Therefore, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Director and the Bank hereby agree as follows.
Article 1
Definitions
     1.1 “Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) to account for the Bank’s obligation to the Director under this Agreement, applying Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106, and the calculation method and discount rate specified hereinafter. The Accrual Balance shall be calculated such that when it is credited with interest each month the Accrual Balance at Normal Retirement Age equals the present value of the normal retirement benefit. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. In its sole discretion the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.
     1.2 “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Director, determined according to Article 4.
     1.3 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Director completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

     1.4 “Change in Control” shall mean a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –
     (a) Change in ownership: a change in ownership of Middlefield Banc Corp., an Ohio corporation of which the Bank is a wholly owned subsidiary, occurs on the date any one person or group accumulates ownership of Middlefield Banc Corp. stock constituting more than 50% of the total fair market value or total voting power of Middlefield Banc Corp. stock,
     (b) Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Middlefield Banc Corp. stock possessing 30% or more of the total voting power of Middlefield Banc Corp., or (y) a majority of Middlefield Banc Corp.’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Middlefield Banc Corp.’s board of directors, or
     (c) Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of Middlefield Banc Corp.’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from Middlefield Banc Corp. assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of Middlefield Banc Corp.’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of Middlefield Banc Corp.’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.
     1.5 “Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury.
     1.6 “Disability” means, if the Director is covered by a Bank-sponsored disability policy, total disability as defined in the policy, without regard to any waiting period. If the Director is not covered by Bank-sponsored disability policy, Disability means the Director suffers a sickness, accident, or injury that, in the judgment of a physician satisfactory to the Bank, prevents the Director from performing substantially all of the Director’s normal duties for the Bank. As a condition to receiving any Disability benefits, the Bank may require the Director to submit to such physical or mental evaluations and tests as the Bank’s board of directors deems appropriate.
     1.7 “Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, or Termination with Cause.
     1.8 “Effective Date” means December 1, 2001.
     1.9 “Normal Retirement Age” means the Director’s 75th birthday.
     1.10 “Person” means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, or other entity.
     1.11 “Plan Administrator” or “Administrator” means the plan administrator described in Article 7.
     1.12 “Plan Year” means each 12-month period from December 1 through November 30.
     1.13 “Separation from Service” means the Director’s service as a director and independent contractor to the Bank and any member of a controlled group, as defined in Code section 414, terminates for any reason, other than because of a leave of absence approved by the Bank and other than because of the Director’s death. If there is a dispute about the Director’s status or the date of the Director’s Separation from Service, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.
     1.14 “Termination with Cause” or “Cause” means the Director is not nominated by the board or nominating committee for reelection as a director after the expiration of the Director’s term, or the Director is removed from the board of directors, in either case because of the Director’s –
     (a) gross negligence or gross neglect of duties, or
     (b) commission of a felony or commission of a misdemeanor involving moral turpitude, or
     (c) fraud, disloyalty, dishonesty, or willful violation of any law or significant policy of the Bank committed in connection with the Director’s service and resulting in an adverse effect on the Bank, or
     (d) removal from service or permanent prohibition from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act [12 U.S.C. 1818(e)(4) or (g)(1)].
Article 2
Lifetime Benefits
     2.1 Normal Retirement. Unless Separation from Service or a Change in Control occurs before Normal Retirement Age, when the Director attains Normal Retirement Age the Bank shall pay to the Director the benefit described in this section 2.1 instead of any other benefit under this Agreement. If the Director’s Separation from Service thereafter is a Termination with Cause or if this Agreement terminates under Article 5, no further benefits shall be paid to the Director under this Agreement.
     2.1.1 Amount of benefit. The annual benefit under this section 2.1 is an amount in cash equal to 25% of the final average annual board fees paid to the Director by the Bank in the three years preceding the year in which the Director attains Normal Retirement Age. For this purpose board fees include retainers and other regular fees paid or payable in cash for the Director’s service on or attendance at meetings of the board of directors of the Bank and committees of the board of directors, including board fees that may be deferred under any plan for elective deferrals that may be adopted by the Bank in the future. If the Director is serving as Chairman of the Board at Normal Retirement Age, board fees shall also include any additional cash compensation paid or payable for service as Chairman of the Board. Board fees shall not include the value of non-cash compensation, the value of life insurance benefits or other fringe benefits, or expense reimbursement.
     2.1.2 Payment of benefit. Beginning with the month immediately after the month in which the Director attains Normal Retirement Age, the Bank shall pay the annual benefit to the Director in equal monthly installments on the first day of each month. The annual benefit shall be paid to the Director for ten years.
     2.2 Early Termination. Provided the Director has attained age 55 and has served as a director for at least five years (including each year of board service before the Effective Date) before Separation from Service occurs, for Early Termination the Bank shall pay to the Director the benefit specified in this section 2.2 instead of any other benefit under this Agreement, unless the Director shall have received the benefit under section 2.4 after a Change in Control. If the Director’s Separation from Service is a Termination with Cause or if this Agreement terminates under Article 5, no benefits shall be paid to the Director under this Agreement. In addition, the Director shall be entitled to no benefits under this section 2.2 if Early Termination occurs before the Director shall have attained age 55 and served as a director for at least five years (including each year of board service before the Effective Date).
     2.2.1 Amount of benefit. The annual benefit under this section 2.2 is calculated as the amount that fully amortizes the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, amortizing that Accrual Balance over ten years and taking into account interest at the discount rate or rates established by the Plan Administrator.
     2.2.2 Payment of benefit. Beginning with the month immediately after the month in which the Director attains Normal Retirement Age, the Bank shall pay the annual benefit to the Director in equal monthly installments on the first day of each month. The annual benefit shall be paid to the Director for ten years.
     2.3 Disability. Unless the Director shall have received the benefit under section 2.4 after a Change in Control, if the Director’s Separation from Service occurs because of Disability before Normal Retirement Age the Bank shall pay to the Director the benefit described in this section 2.3 instead of any other benefit under this Agreement, regardless of whether the Director has accrued five years of service or has attained age 55.
     2.3.1 Amount of benefit. The annual benefit under this section 2.3 is calculated as the amount that fully amortizes the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, amortizing that Accrual Balance over ten years and taking into account interest at the discount rate or rates established by the Plan Administrator.
     2.3.2 Payment of benefit. Beginning with the month immediately after the month in which the Director attains Normal Retirement Age, the Bank shall pay the annual benefit to the Director in equal monthly installments on the first day of each month. The annual benefit shall be paid to the Director for ten years.
     2.4 Change in Control. If a Change in Control occurs both before the Director’s Normal Retirement Age and before the Director’s Separation from Service, the Bank shall pay to the Director the benefit described in this section 2.4 instead of any other benefit under this Agreement, regardless of whether the Director has accrued five years of service or has attained age 55.
     2.4.1 Amount of benefit. The benefit under this section 2.4 is the Accrual Balance at the end of the month immediately before the month in which the Change in Control occurs.
     2.4.2 Payment of benefit. The Bank shall pay the benefit under this section 2.4 to the Director in a single lump sum within three days after the Change in Control.
     2.5 Payout of Normal Retirement Benefit after a Change in Control. If a Change in Control occurs while the Director is receiving the benefit provided by section 2.1, the Bank shall pay the remaining benefits to the Director in a single lump sum within three days after the Change in Control. If when a Change in Control occurs the Director is receiving or is entitled at Normal Retirement Age to receive the benefit under sections 2.2 or 2.3, the Bank shall pay the remaining benefits to the Director in a single lump sum within three days after the Change in Control. The lump-sum payment due to the Director as the result of a Change in Control shall be an amount equal to the Accrual Balance amount corresponding to the particular benefit when the Change in Control occurs.

     2.6 Annual Benefit Statement. Within 120 days after the end of each Plan Year the Plan Administrator shall provide or cause to be provided to the Director an annual benefit statement showing benefits payable or potentially payable to the Director under this Agreement. Each annual benefit statement shall supersede the previous year’s annual benefit statement. If there is a contradiction between this Agreement and the annual benefit statement concerning the amount of a particular benefit payable or potentially payable to the Director, the amount of the benefit determined under this Agreement shall control.
     2.7 One Benefit Only. Despite any contrary provision of this Agreement, the Director is entitled to one benefit only under Article 2 of this Agreement, which shall be determined by the first event to occur that is dealt with by Article 2 of this Agreement. Except as provided in section 2.5, subsequent occurrence of events dealt with by this Agreement shall not entitle the Director to other or additional benefits under this Agreement.
Article 3
Death Benefit
     Unless this Agreement terminates under Article 5, at the Director’s death the Bank shall pay to the Director’s Beneficiary in a single lump sum the Accrual Balance remaining, if any, on the date of the Director’s death, unless the Director shall have received the Change-in-Control benefit under section 2.4 or unless a Change-in-Control payout shall have occurred under section 2.5. The Accrual Balance shall be paid to the Beneficiary 30 days after the Bank receives notice of the Director’s death.
Article 4
Beneficiaries
     4.1 Beneficiary Designations. The Director shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement after the Director’s death. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Director participates.
     4.2 Beneficiary Designation: Change. The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Director’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Director shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Director’s death.
     4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.
     4.4 No Beneficiary Designation. If the Director dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Director, the Director’s spouse shall be the designated Beneficiary. If the Director has no surviving spouse, the benefits shall be paid to the Director’s estate.
     4.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay the benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.
Article 5
Agreement Termination
     5.1 Director Termination. Despite any contrary provision of this Agreement, the Bank shall not pay any benefit under this Agreement and this Agreement shall terminate if Separation from Service is a Termination with Cause or if Separation from Service is an Early Termination occurring before the Director has attained age 55 and served as a director for at least five years (including each year of board service before the Effective Date). The board of directors or a duly authorized committee of the board shall have the sole and absolute right to determine whether the bases for denial of benefits for Cause exist. Benefits may be denied for Cause regardless of whether the Director continued to serve as a director after the board or committee made its determination not to nominate the Director for reelection.
     5.2 Removal. If the Director is removed or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.
     5.3 Default. Despite any contrary provision of this Agreement, if the Bank is in “default” or “in danger of default,” as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.
     5.4 FDIC Open-Bank Assistance. All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, when the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the Federal Deposit Insurance Act. 12 U.S.C. 1823(c). Any rights of the parties that have already vested shall not be affected by such action, however.
Article 6
Claims and Review Procedures
     6.1 Claims Procedure. The Bank shall notify in writing any person or entity making a claim for benefits under this Agreement (the “Claimant”) of his or her eligibility or ineligibility for benefits under the Agreement. The Bank shall send the written notice to the Claimant within 90 days after Claimant’s written application for benefits. If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall state (w) the specific reasons for denial, (x) a specific reference to the provisions of the Agreement on which the denial is based, (y) a description of any additional information or material necessary for the Claimant to perfect his or her claim and a description of why it is needed, and (z) an explanation of the Agreement’s claims review procedure and other appropriate information concerning the steps to be taken if the Claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and the Bank may extend the time for up to an additional 90 days.
     6.2 Review Procedure. If the Bank determines that the Claimant is not eligible for benefits or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have the claim reviewed by the Bank by filing a petition for review with the Bank within 60 days after receipt of the notice issued by the Bank. The petition shall state the specific reasons the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Bank of the petition, the Bank shall give the Claimant (and counsel, if any) an opportunity to present his or her position to the Bank verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Claimant of the Bank’s decision in writing within the 60-day period, stating specifically the basis of its decision and identifying the specific provision(s) of the Agreement on which the decision is based. If because of the need for a hearing the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Bank, but notice of this deferral shall be given to the Claimant.
Article 7
Plan Administration
     7.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the board or such committee or persons as the board shall appoint. The Director may be a member of the Plan Administrator. The Plan Administrator shall have the discretion and authority to (x) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (y) decide or resolve any and all questions that may arise, including interpretations of this Agreement.
     7.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.
     7.3 Binding Effect of Decisions. The decision or action of the Plan Administrator concerning any question arising out of the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Director shall be deemed to have any right, vested or nonvested, regarding the continuing effect of any decision or action of the Plan Administrator.
     7.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.
     7.5 Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Director, and such other pertinent information as the Plan Administrator may reasonably require.
Article 8
Miscellaneous
     8.1 Amendment. This Agreement may be amended solely by a written agreement signed by the Bank and the Director, except that the Bank specifically reserves the right to amend this Agreement as necessary to comply with Code section 409A.
     8.2 Termination. This Agreement shall terminate as provided in Article 5. In addition, the Bank reserves the right to terminate this Agreement at any time if, because of legislative, judicial or regulatory action, continuation of the Agreement would (x) cause benefits to be taxable to the Director before actual receipt or (y)

in the Bank’s judgment, result in significant financial penalties or other significantly detrimental consequences for the Bank (other than the financial impact of paying benefits).
     8.3 Binding Effect. This Agreement shall bind the Director and the Bank and their beneficiaries, successors, assigns, survivors, executors, administrators, and transferees.
     8.4 No Guarantee of Service. This Agreement is not a contract for services. This Agreement does not give the Director the right to remain a director of the Bank or interfere with the Bank stockholder’s right to replace the Director. This Agreement also does not require the Director to remain a director or interfere with the Director’s right to terminate service at any time.
     8.5 Non-Transferability. Benefits under this Agreement may not be sold, transferred, assigned, pledged, attached, or encumbered.
     8.6 Taxes. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.
     8.7 Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Director, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank or Middlefield Banc Corp. to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Bank would be required to perform this Agreement had no succession occurred.
     8.8 Applicable Law. The Agreement and all rights hereunder shall be governed by the internal substantive laws of the State of Ohio, without regard to principles of conflict of laws.
     8.9 Unfunded Arrangement. The Director is a general unsecured creditor of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay benefits. The rights to benefits are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director’s life is a general asset of the Bank to which the Director has no preferred or secured claim.
     8.10 Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with the law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of the provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with the law.
     8.11 Captions and Counterparts. Section headings and subheadings are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single agreement.
     8.12 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director concerning the subject matter. No rights are granted to the Director other than those specifically set forth. This Agreement amends and restates in its entirety the December 1, 2001 Director Retirement Agreement between the Bank and the Director, as the same may have been amended or restated.

     8.13 Waiver. A waiver by either party of any of the terms or conditions of this Agreement in any one instance shall not be considered a waiver of the terms or conditions for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations, and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation, or agreement of either party.
     8.14 Notices. Any notice under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Director if addressed to the address of the Director on the books and records of the Bank at the time of the delivery of the notice, and properly addressed to the Bank if addressed to the board of directors, The Middlefield Banking Company, 15985 East High Street, Middlefield, Ohio, 44062-0035 Attention: Corporate Secretary.
     8.15 Internal Revenue Code Section 409A. The Bank and the Director intend that their exercise of authority or discretion under this Agreement shall comply with Code section 409A. If when the Director’s service terminates the Director is a specified employee, as defined in Code section 409A, or if any payments or benefits under this Agreement will result in additional tax or interest to the Director because of section 409A(a)(1), then despite any provision of this Agreement to the contrary the Director shall not be entitled to the payments or benefits until the earliest of (x) the date that is at least six months after termination of the Director’s service for reasons other than the Director’s death, (y) the date of the Director’s death, or (z) any earlier date that does not result in additional tax or interest to the Director under section 409A. As promptly as possible after the end of the period during which payments or benefits are delayed under this provision, the entire amount of the delayed payments shall be paid to the Director in a single lump sum. If any provision of this Agreement does not satisfy the requirements of section 409A, the provision shall nevertheless be applied in a manner consistent with those requirements, despite any contrary provision of this Agreement. If any provision of this Agreement would subject the Director to additional tax or interest under section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Director to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision.
     In Witness Whereof, the Director and a duly authorized officer of the Bank have executed this Amended Director Retirement Agreement as of the date first written above.

Director	The Middlefield Banking Company

Richard T. Coyne	By:

Its:

The Middlefield Banking Company
Amended Director Retirement Agreement
Director Fee Analysis

Year	Coyne	Frank	Halstead	Hasman	Hunter	Villers
1998	13,800	13,700	13,900	13,900	14,200	14,600
1999	13,650	14,150	14,050	14,750	16,250	13,650
2000	13,300	13,300	13,400	13,600	13,300	12,900
2001	13,600	14,000	13,800	14,200	13,200	13,100
2002	14,280	14,700	14,490	14,910	13,860	13,755
2003	15,100	15,200	15,700	15,500	15,300	15,000
2004	16,200	16,700	16,000	17,100	16,100	16,800
2005 *	17,600	17,750	17,250	18,700	17,800	18,500

2006	18,480	18,638	18,113		18,690	19,425
2007	19,404	19,569	19,018			20,396
2008	20,374	20,548				21,416
2009	21,393	21,575
2010	22,463	22,654
2011	23,586	23,787
2012		24,976
2013		26,225
2014		27,536
2015		28,913
2016		30,359
2017		31,876
2018		33,470
2019		35,144
2020		36,901
2021		38,746
2022		40,683

Retire Date	May 1, 2012	May 1, 2023	May 1, 2008	May 1, 2006	May 1, 2007	May 1, 2009

Final 3 Year Average:	22,480	38,777	18,127	17,100	17,530	20,412

25% of Average:

*	actual fees for all Plan Years through December 31, 2005

Beneficiary Designation
The Middlefield Banking Company
Amended Director Retirement Agreement
     I, Richard T. Coyne, designate the following as beneficiary of any death benefits under this Amended Director Retirement Agreement:

Primary:

Contingent:

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
     I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:

Richard T. Coyne

Date:	, 200

Received by the Bank this day of , 200

By:

Title: